EXHIBIT 99.1

Boston Acoustics Inc. Shareholders Approve Merger Agreement

Peabody, MA (August 25, 2005) – Boston Acoustics, Inc. (NASDAQ: BOSA) announced today that the shareholders of the Company have approved the merger agreement providing for the acquisition of the Company by D&M Holdings U.S. Inc. at a special meeting of the shareholders held today in Peabody, MA. Approximately 72.5% of the total number of shares outstanding and entitled to vote approved the merger agreement.

The proposed merger was announced on June 8, 2005 and is expected to close by the end of August 2005, pending the satisfaction or waiver of all the closing conditions set forth in the merger agreement. Under the terms of the merger agreement, Company shareholders will receive $17.50 per share in cash, without interest.

Founded in 1979, Boston Acoustics, Inc. (NASDAQ: BOSA) designs, manufactures and markets high performance audio systems for use in home music and audio-video systems, aftermarket and OEM automotive systems and custom built-in audio systems. Highly regarded for creating The Boston Sound™, the company is renowned for delivering superior, competitively priced products emphasizing performance, consistency and value. For further information, visit the company’s Internet site at www.bostonacoustics.com.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs, plans, objectives and expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “will,” “may,” and similar words or phrases. We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

SOURCE:  Boston Acoustics, Inc.

Boston Acoustics, Inc.

Debby Ricker, 978-538-5000

DRicker@bostona.com